Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

CTI Reports Quarterly & Year End Results -

TRISENOX® 2003 Sales Revenues Climb 94 Percent Over 2002

Commercial expansion in Europe, completion of XYOTAX™ phase III effort in lung cancer, and anticipated start of pivotal Pixantrone trial position the Company for milestone driven 2004

February 11, 2004 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and Nuovo Mercato: CTIC) reported financial results for the quarter and year ended December 31, 2003. Total revenues for the quarter were $7.2 million compared to $8.0 million in the fourth quarter of 2002, with net product sales for TRISENOX (arsenic trioxide) injection increasing by more than 60 percent to $6.6 million from $4.0 million in the same period in 2002. CTI reported a net loss for the quarter of $36.7 million ($1.09 per share) compared to net income of $30.5 million ($0.88 per share) for the same period in 2002.

Total revenues for the year ended December 31, 2003 rose almost 50 percent to $24.8 million compared to $16.9 million in 2002, with TRISENOX revenues growing 94 percent. For the year, CTI posted a net loss of $130.0 million ($3.89 per share) compared to a net loss of $49.9 million ($1.48 per share) in 2002.

“With the recent Notice of Allowance extending our exclusivity on TRISENOX to 2018, we have moved quickly to enhance our commercial effort in Europe and to strengthen our leadership overseeing global commercial operations,” stated James A. Bianco, M.D., President and CEO of CTI. “With further investments to expand the TRISENOX label, we believe this product is now positioned to become a significant source of future sales revenues for the Company. In addition to the excitement of reaching new sales levels for TRISENOX, we find ourselves in the enviable position of completing our three pivotal lung cancer trials for XYOTAX and anticipate filing our first XYOTAX NDA late in 2004. We believe that milestone coupled with the Gynecologic Oncology Group, or GOG, beginning its pivotal trial of XYOTAX in ovarian cancer and our advancing Pixantrone pivotal study effort in relapsed, aggressive non-Hodgkin’s lymphoma, or NHL, promises to make 2004 a milestone driven year for the Company.”

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2003 Highlights

•	Strengthened balance sheet by completing a $75 million convertible debt offering and a merger with Novuspharma, S.p.A. resulting in $185 million combined cash and cash equivalents, securities available for sale and interest receivable on January 1, 2004

•	Enhanced development capabilities and late-stage development product pipeline, adding phase III drug, Pixantrone, through Novuspharma merger

•	Completed patient enrollment on pivotal clinical trial of XYOTAX in non-small cell lung cancer (STELLAR 3 trial) ahead of schedule

•	Met with FDA and GOG to review pivotal trial design considerations for XYOTAX in front-line ovarian cancer for Special Protocol Assessment, or SPA, submission

•	Submitted SPA to the FDA for pivotal trial of Pixantrone in relapsed aggressive NHL

•	Made decision to advance second polymer drug candidate, CT-2106, a novel polyglutamate-linked camptothecin to phase II trials based on review of initial phase I clinical trial data

•	Initiated integration with Novuspharma resulting in cost and operating synergies

•	In partnership with Gilda’s Club, established Gilda’s Star Award to recognize a person or institution that has made a difference in the lives of people touched by cancer

•	Nippon Shinyaku Co., Ltd. submitted an NDA with a request for priority review for TRISENOX in Japan

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including TRISENOX and XYOTAX. These risks include, but are not limited to, preclinical clinical, and sales and marketing developments in the biopharmaceutical industry in general and and in particular including, without limitation, the Notice of Allowance extending exclusivity on TRISENOX, the enrollment and completion of planned and ongoing clinical trials, the potential failure to meet TRISENOX revenue goals, the potential failure of TRISENOX to continue to be safe and effective for cancer patients, the potential failure of XYOTAX to prove safe and effective for non-small cell lung and ovarian cancers, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling TRISENOX, and CTI’s products under development; and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q.

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For further information please contact:

Investors Cell Therapeutics, Inc.	Media Cell Therapeutics, Inc.
Leah Grant T: 206.282.7100 F: 206.272.4010 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Candice Douglass T: 206.272.4472 F: 206.272.4010 E: media@ctiseattle.com www.cticseattle.com/media.htm

In Europe
Karl Hanks T: 39 026 103 5807 F: 39 026 103 5601 E: karl.hanks@ctimilano.com

CELL THERAPEUTICS, INC.

Consolidated Statements of Operations

(In thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Product sales	$6,604	$4,029	$22,105	$11,393
License and contract revenue	612	3,927	2,660	5,503

Total revenues	7,216	7,956	24,765	16,896

Operating expenses:
Cost of product sold	221	34	840	423
Research and development	24,411	14,696	89,534	58,759
Selling, general and administrative	16,542	14,390	55,641	49,800
Amortization of purchased intangibles	334	1,675	1,335	6,701

Total operating expenses	41,508	30,795	147,350	115,683

Loss from operations	(34,292)	(22,839)	(122,585)	(98,787)
Other income (expense):
Investment income	384	793	1,880	4,819
Interest expense	(2,759)	(2,722)	(9,326)	(11,240)
Gain on exchange of convertible subordinated notes	—	55,305	—	55,305

Net income (loss)	$(36,667)	$30,537	$(130,031)	$(49,903)

Diluted net income (loss) per common share	$(1.09)	$0.88	$(3.89)	$(1.48)

Shares used in calculation of diluted net income (loss) per common share	33,774	34,850	33,418	33,763

Balance Sheet Data:	(amounts in thousands)

	December 31, 2003	December 31, 2002
Cash, cash equivalents, securities available-for-sale and interest receivable	$92,838	$142,157
Working capital	71,898	129,849
Total assets	146,090	186,780
Convertible debt	190,099	115,100
Accumulated deficit	(470,486)	(340,455)
Shareholders’ equity (deficit)	(82,542)	43,483